LC STRATEGIC REALTY / CHRISTOPHER NAUGLE

NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (this “Agreement”) is made and entered into as of July 24, 2015 (the “Effective Date”), by and among LC Strategic Realty, LLC, a New York limited liability company (“Company”), Christopher Naugle (“Naugle”), and Capstone Financial Group, Inc., a Nevada corporation (“Capstone”).

W I T N E S S E T H :

WHEREAS, Naugle is a principal of Company;

WHEREAS, Company and Capstone are parties to that certain Securities Purchase Agreement, dated as of the Effective Date (the “Purchase Agreement”);

WHEREAS, pursuant to the transactions contemplated in the Purchase Agreement, Capstone is acquiring a 20% ownership interest in Company and providing substantial financing to Company, thereby benefiting Company and the prospects of Naugle’s ownership interest in Company;

WHEREAS, Naugle will obtain a substantial indirect financial benefit from the consummation of the transactions under the Purchase Agreement; and

WHEREAS, the execution and delivery of this Agreement by Naugle is a condition to Company’s consummation of the transactions under the Purchase Agreement and is necessary to preserve the value of Company and of the ownership interests being acquired by Capstone pursuant to the Purchase Agreement;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, Company and Naugle and Capstone hereby agree as follows:

Section 1.                DEFINITIONS. In addition to terms defined elsewhere in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, (a) a Person directly or indirectly controlling, controlled by or under common control with such Person; (b) a Person owning or controlling 10% or more of the outstanding voting securities of such Person; (c) an officer, director, member, or partner, or member of the immediate family of an officer, director, member, or partner, of such Person; or (d) a member or ex-member of a Person’s immediate family. When the Affiliate is an officer, director, member, or partner or member of the immediate family of an officer, director, member, or partner, of such Person, any other Person for which the Affiliate acts in that capacity shall also be considered an Affiliate. For purposes of this Agreement, “control” means, as to any Person, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).

“Business” means any business or division of any business with a primary focus on (a) real estate, (b) media/entertainment/show business, or (c) endorsements/advertisements/personal appearances/use of likeness/monetization of celebrity. However, it is specially agreed that the term “Business” shall not include the real estate activities for a property at 37 Bridgman Street, Buffalo, New York, the Fillmore Creek Townhouses project in Ellicottville, New York and/or a property at 22 Somerton Avenue, Kenmore, New York.

“Person” means any entity, corporation, company, limited liability company, association, joint venture, joint stock company, partnership, trust, organization, individual (including personal representatives, executors, administrators, legatees and heirs of a deceased individual), nation, state, government (including agencies, departments, bureaus, boards, divisions and instrumentalities thereof), trustee, receiver or liquidator, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Restricted Period” means the period commencing on the Effective Date of this Agreement and ending on the earlier to occur of (a) six years after the Effective Date, and (b) two years following the last date on which Naugle is associated with Company.

“Restrictive Covenants” means the covenants contained in Section 2.

Section 2.                COVENANT NOT TO COMPETE.

2.1. Covenant Not to Compete. Naugle shall not at any time during the Restricted Period have any ownership interest (of record or beneficial) in or have any interest as an employee, salesman, consultant, advisor, manager, officer or director in, or otherwise aid or assist in any manner, any firm, corporation, limited liability company, partnership, proprietorship or other business that engages in any market or geographic area within the United States in the Business, so long as Company, or any successor in interest to the business and goodwill of Company, remains engaged in such Business (or would have remained engaged in such Business but for the nonparticipation of Naugle and/or Naugle’s Affiliates) in such market or geographic area or continues to solicit customers or Future Customers (as defined below) therein, in each case other than on behalf of (x) Company, (y) a wholly-owned subsidiary of Company, or (z) a Person in which Capstone holds an equity interest of 20% or more; provided, however, that Naugle may own, directly or indirectly, solely as an investment, securities of any person which are traded on any national securities exchange if Naugle does not, directly or indirectly own one percent or more of any class of securities of such person.

2.2. Solicitation of Business/Other Injurious Activities. During the Restricted Period, Naugle shall not solicit or assist any other person to directly or indirectly solicit any business (other than for Company) from any present or Past Customer of Company or any of its Affiliates; or request or advise any present or Future Customer of Company or any of its Affiliates to withdraw, curtail or cancel its business dealings with Company or any of its Affiliates; or commit any other act or assist others to commit any other act which could reasonably be expected to injure the business of Company or any of its Affiliates. For purposes of this Agreement, “Past Customer” shall mean a Person who was a customer of Company during the two years preceding the purported solicitation; and “Future Customer” shall mean a prospective customer with whom Company conducted discussions about becoming a customer during the six months preceding the purported solicitation.

2.3. Solicitation of Employees, Etc. During the Restricted Period, Naugle shall not directly or indirectly solicit or encourage any manager, employee, consultant or agent of Company or any of its Affiliates to leave or reduce his/her level of services to any such entity; provided that the foregoing shall not apply with respect to any manager, employee, consultant or agent who (without having previously been contacted) responds to a general solicitation not targeted at such individual.

2.4 Rights and Remedies Upon Breach. If Naugle breaches (or, for the purposes of Sections 2.4(a) and 2.4(c) only, threatens) to commit a breach of, any of the Restrictive Covenants, Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Company under law or in equity:

(a) Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, all without the need to post a bond or any other security or to prove any amount of actual damage or that money damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to Company and that monetary damages may not provide adequate remedy to Company; and

(b) Accounting. The right and remedy to require Naugle to account for and pay over to Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Naugle, or any Affiliated party deriving such benefits, as the result of any such breach of the Restrictive Covenants; and

(c) Indemnification. The right and remedy to require Naugle to indemnify Company against any other losses, damages (including special and consequential damages), costs and expenses, including actual attorneys’ fees and court costs, which may be incurred by them and which result from or arise out of any breach of or need to enforce the Restrictive Covenants.

2.5 Severability of Covenants/Blue Penciling. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions, and the affected portion shall be construed as if it were written so as to both be valid and to effectuate the parties’ expressed intent to the maximum extent consistent with validity. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the breadth or duration of such provision or the area covered thereby, such court shall have the power to and is requested to reduce the breadth or duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. Naugle hereby waives any and all right to attach the validity of the Restrictive Covenants on the grounds of the breadth of their scope or the length of their term.

2.6 Enforceability in Jurisdictions. Company and Naugle intend to and do hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of Company and Naugle that such determination not bar or in any way affect the right of Company to the relief provided above in the courts of any other jurisdiction within the scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

2.7 Acknowledgments.

(a)                Naugle acknowledges that the covenants of Naugle herein are intended to preserve and protect the value of the goodwill of Company for the benefit of Company and Capstone.

(b)               Naugle further acknowledges that Company and Capstone have given and Naugle has received valuable consideration pursuant to the Purchase Agreement, and that the covenants of Naugle therein are intended to preserve and protect the value of the goodwill of Company for the benefit of Company and Capstone. Naugle further acknowledges that Company and its employees and Naugle have over a long period devoted substantial time, effort and resources to developing Company’s trade secrets and its other confidential and proprietary information as well as Company’s relationships with customers, suppliers, employees and others doing business with Company; that such relationships, trade secrets and other information are vital to the successful conduct of Company’s business in the future; that Company, in the furtherance of its business, has in the past provided Naugle with the opportunity and support necessary to allow him to establish personal and professional relationships with customers, employees and others having business relationships with Company; that because of the opportunities and support so provided to Naugle and because of Naugle’s access to Company’s confidential information and trade secrets, Naugle would be in a unique position to divert business from Company and to commit irreparable damage to Company were Naugle to be allowed to commit any of the other acts prohibited herein; that the enforcement of said restrictive covenants against Naugle would not impose any undue burden upon Naugle; that none of said restrictive covenants is unreasonable as to period or geographic area; and that the ability to enforce said restrictive covenants against Naugle is a material inducement to the decision of Company and Capstone to consummate the transactions contemplated in the Purchase Agreement.

Section 3.                CAPSTONE AS BENEFICIARY. Capstone is hereby declared to be an express beneficiary of Naugle’s obligations and covenants under this Agreement, and shall be entitled to enforce such obligations and covenants against Naugle in Capstone’s own name and/or in the name of Company (it being understood that due to Naugle’s control of Company, Company would not be likely to seek to enforce this Agreement other than in a collusive manner which would in fact tend to the defeat of Company’s and Capstone’s interests); and accordingly Company further agrees not to, without Capstone’s express written consent, seek to enforce this Agreement against Naugle or to settle, release or waive any claims or rights against Naugle hereunder.

Section 4.                CONSTRUCTION. Each party hereto has had an adequate opportunity to have this Agreement reviewed by counsel. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto. This Agreement shall be construed without regard to any presumption, rule or burden of proof regarding the favoring or disfavoring of any party hereto by virtue of the authorship of any of the provisions of this Agreement.

Section 5.                MISCELLANEOUS.

(a)                Entire Agreement. This Agreement (together with the other Transaction Agreements) constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous agreements and undertakings, both written and oral, between the parties, with respect to the subject matter hereof; provided, that any prior confidentiality agreement is not superseded and shall remain in full force and effect.

(b)               Successors and Assigns; Transfers. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(c)                Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York. The parties hereto agree to submit to the exclusive jurisdiction of and venue in the federal and state courts seated in Erie County, New York with respect to the interpretation of this Agreement or for the purposes of any action arising out of or relating to this Agreement.

(d)               Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Such counterparts may also be delivered by email.

(e)                Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(f)                Notices. Unless otherwise provided, all notices and other communications required or permitted under this Agreement shall be in writing and shall be mailed by United States first-class mail, postage prepaid, sent by email or delivered personally by hand or by a nationally recognized courier addressed to the party to be notified at the address or email address indicated for such person on Company’s records, or at such other address or email address as such party may designate with 10 days’ advance written notice to the other parties hereto pursuant to this Section All such notices and other written communications shall be effective on the date of mailing or emailing or delivery.

(g)               Amendments and Waivers. No amendment or modification hereto or waiver of any of the terms or provisions hereof shall be valid unless set forth in a writing that is executed by each of the parties hereto. No such waiver of any term, provision or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a further waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

(h)               Facilitation. Each party hereto agrees to execute and perform such other documents and acts as are reasonably required in order to facilitate, effectuate and evidence the terms of this Agreement and the intent thereof, and to cooperate in good faith in order to effectuate the provisions and intent of this Agreement.

(i)                 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

LC STRATEGIC REALTY, LLC

/s/ Lorissa Naugle

Signature: _____________________
Name: Lorissa Naugle
Title: CEO

CAPSTONE FINANCIAL GROUP, INC.

/s/ Darin Pastor

By:___________________________

Name: Darin Pastor

Title: CEO

/s/ Christopher Naugle

______________________________
CHRISTOPHER NAUGLE